Exhibit (m)(5)

DISTRIBUTION AGREEMENT

between

GE INVESTMENTS FUNDS, INC.

and

GE INVESTMENT DISTRIBUTORS, INC.

THIS AGREEMENT, made and entered into this 12th day of March, 2008, by and between GE Investments Funds, Inc. (the “Company”), a corporation organized under the laws of the Commonwealth of Virginia, and GE Investment Distributors, Inc. (“GEID”), a corporation organized under the laws of the State of Delaware.

RECITALS

(A) The Company is a Virginia corporation registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company consisting of a number of investment portfolios (each, a “Fund”).

(B) The Company issues a separate series of shares of capital stock for each Fund representing a fractional undivided interest in that Fund. The series of shares representing an interest in the Funds shown on Schedule A are further divided into two classes: Class 1 and Class 4.

(C) Each series and class of the Company’s shares (“Shares”) are registered under the Securities Act of 1933, as amended (the “1933 Act”), on Form N-1A. The term “Registration Statement,” as used herein, shall mean the Company’s 1933 Act Form N-1A registration statement, including all prospectuses therein and exhibits thereto, as of the effective date of the most recent post-effective amendment thereto.

(D) GEID is registered as a broker-dealer under the Securities and Exchange Act of 1934, as amended (the “1934 Act”) and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

(E) Each series and class of Shares is offered and sold to separate accounts of life insurance companies issuing variable annuity contracts (the “Contracts”) and/or variable life insurance policies (the “Policies”) as investment options under such Contracts and Policies.

(F) Each such insurance company (an “Insurer”) has entered into a participation agreement (a “Participation Agreement”) with the Company and GEID pursuant to which it purchases Shares of the various series for its separate accounts.

(G) In their efforts to distribute Contracts and Policies, the principal underwriters of such Contracts and Policies often engage in activities primarily intended to promote the indirect sale of Class 4 Shares of one or more of the Funds shown on Schedule A by promoting such Funds as investment options under the Contracts and Policies. In this connection, the Company has adopted plans pursuant to which Class 4 Shares of the Funds shown on Schedule A bear an expense designed to cover some of the costs of such activities (the “Distribution and Service Plans”) by the principal underwriters of Contracts and Policies.

(H) Each Insurer performs all of the services necessary to administer the Contracts and Policies issued by it including account maintenance, record keeping services, and administrative services that may benefit the Company and the Funds. Nonetheless, pursuant to the Distribution and Service Plan, Class 4 Shares of the Funds shown in Schedule A may bear an expense to cover some of the costs of such services.

NOW THEREFORE, in consideration of the mutual promises and covenants herein, the parties agree as follows:

1.	Services as Distributor

1.1 GEID agrees to serve as agent of the Company for the distribution of the Company’s Shares of all series and classes (though there is a separate distribution agreement for the series representing the Total Return Fund). The Company grants to GEID exclusive authority to distribute the Shares. GEID agrees to use appropriate efforts to solicit orders for the sale of such shares and to undertake such advertising and promotion as it believes reasonable in connection with such solicitation. GEID agrees to offer and sell the Shares at the applicable public offering price or net asset value as set forth in the Company’s Registration Statement.

1.2 In distributing the Shares, GEID will comply with all applicable laws, rules, and regulations, including, without limitation, the 1940 Act, 1933 Act and 1934 Act, and all rules and regulations adopted thereunder, as well as all rules of FINRA. Likewise, in distributing Shares, GEID will comply with the terms of the Participation Agreement in effect among it, the Company and the Insurer to which it is offering or selling Shares.

1.3 GEID agrees to subscribe for Shares as principal for resale to Insurers (or other qualifying investors), as permitted by a Participation Agreement. GEID agrees to devote reasonable time and effort to solicit sales of the Shares, but will not be obligated to sell any specific number of Shares. The services of GEID to the Company under this Agreement are not exclusive and nothing contained herein shall prevent GEID from serving as distributor of securities of other issuers, including shares of other investment companies, as long as such service to such other issuers does not impair GEID’s obligations under this Agreement.

1.4 GEID shall, at its own expense, finance such activities as it considers reasonable and which are primarily intended to result in the sale of Shares, including, but not limited to, advertising, compensation of other underwriters, broker-dealers and sales personnel, printing and mailing prospectuses to prospective investors in a Fund, and printing and mailing of sales literature to prospective investors in a Fund. Likewise, GEID shall, at its own expense, finance such activities as it considers reasonable that are intended to provide services to investors in a Fund. GEID shall be responsible for reviewing and providing advice on all sales literature (e.g., advertisements, brochures and shareholder communications, etc.) for the Funds, and shall file with FINRA or other appropriate regulators all such materials as are required to be filed under applicable laws and regulations. In addition, GEID shall provide sufficient personnel, during normal business hours, reasonably necessary to respond to telephone inquiries regarding the Funds. Except as provided in sections 1.5 and 1.6 below, the Company will not compensate GEID for GEID’s services under this Agreement.

1.5 The Funds shown on Schedule A may, up to the limits of the appropriate Distribution and Service Plan, compensate GEID for all or a part of the activities described in Section 1.4 above. No provision of this Agreement shall be interpreted to prohibit:

•	a Fund to pay GEID,

•	GEID to pay principal underwriters of Contracts and Policies, or

•

GEID or the Company to pay broker-dealers selling Contracts or Policies, or other broker-dealers or financial intermediaries, that participate in activities primarily intended to promote the sale of Shares, where such payments are made pursuant to a Distribution and Service Plan adopted by the Company on behalf of such Fund pursuant to Rule 12b-1 under the 1940 Act.

GEID shall prepare reports to the Company’s Board of Directors regarding its activities under this Agreement as shall, from time to time, be reasonably requested by the Board, including reports about the use of Distribution and Service Plan payments, if any.

1.6 Consistent with the foregoing, GEID may retain any “front-end” sales charge imposed in the future on a class of Shares (and re-allow a portion thereof) or any contingent deferred sales charge imposed on the redemption of fund shares as specified in the Registration Statement.

1.7 In furtherance of its duties under this Agreement, GEID shall become a party to each Participation Agreement. In furtherance of its duties under this Agreement, GEID may enter into agreements with the principal underwriters of Contracts and Policies pursuant to which such principal underwriters will promote the indirect sale of Class 4 Shares of one or more of the Funds shown on Schedule A by promoting such Funds as investment options under the Contracts and Policies. Agreements with the principal underwriters of Contracts and Policies shall conform, in substance, to a form approved by the Company and provide that such underwriters shall carry out their duties under such agreements in compliance with:

•	all applicable laws, rules, and regulations, including, without limitation,

•	the 1940 Act,

•	1933 Act,

•	1934 Act,

•	all rules and regulations adopted thereunder, and

•	all rules of FINRA

•	the Registration Statement, and

•	the terms of the applicable Participation Agreement.

1.8 GEID agrees to promptly advise the Company’s transfer agent, or any other agent designated in writing by the Company, of all purchase orders for Shares. GEID agrees to pay, or arrange payment, for Shares, and to promptly deliver such payment, along with appropriate instructions, to the Company or its transfer agent. Subject to the terms of the applicable Participation Agreement, whenever in their judgment such action is warranted by unusual market, economic or, political, conditions, the Company’s officers may decline to accept any orders for, or make any sales of Shares until such time as such officers consider it advisable for the Company to accept such orders and make such sales. The Company agrees to promptly advise GEID of its determination to recommence offers and sales of Shares. The Company’s transfer agent shall record Share transactions in “book-entry” form and maintain such records.

1.9 GEID agrees that it is a principal underwriter to the Company as identified in Rule 38a-1 under the 1940 Act and will provide to the Company the information required of it under the Rule.

1.10 GEID represents and warrants that it: (a) has adopted an anti-money laundering compliance program that satisfies the requirements of all applicable laws and regulations, (b) will notify the Company promptly if an inspection by the appropriate regulatory authorities or an internal examination or audit identifies any material deficiency in this program, and (c) will promptly remedy any such deficiency.

1.11 The Company agrees, at its own expense, to execute any and all documents, furnish any and all information, and to take any other actions, that may be reasonably necessary in connection with registering the Shares under the 1933 Act to the extent necessary to have available for sale the number of Shares as may reasonably be expected to be purchased. Likewise, the Company will bear all costs and expenses, including fees and disbursements of its counsel and independent accountants, in connection with the preparation and filing of the Registration Statement (including prospectuses contained therein) under the 1933 Act and the 1940 Act.

1.12 Consistent with the practice of mutual funds that make their shares available only to separate accounts of insurance companies and other qualified purchasers, the Company agrees to comply with the terms and conditions of relevant exemptions from the securities laws of such of the 50 states of the United States, the District of Columbia, the Commonwealth of Puerto Rico, the Territory of Guam and such other jurisdictions as GEID and the Company may determine. To the extent that exemptions from the securities laws of any such jurisdiction are not available to the Company and the Shares, the Company shall, at its own expense, use its best efforts to comply with the registration, notification or qualification requirements of such laws in order for the Shares to be lawfully sold to Insurers in such jurisdiction, and shall maintain any such registration, notification or qualification in effect as long as may be reasonably requested by GEID. Notwithstanding the foregoing, the Company shall not be required to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction.

1.13 The Company shall furnish GEID such information about the Company as GEID may, from time to time, reasonably request, all of which information must be signed by one or more of the Company’s duly authorized officers; and the Company warrants that the statements contained in any such information, when so signed by the Company’s officers, will be true and correct. Upon request, the Company also will furnish GEID with:

•	annual audited financial statements of the Company or any Fund,

•	quarterly earnings statements of the Company or any Fund,

•	a monthly list of portfolio securities of each Fund,

•	as soon as practicable after the end of each month, a monthly balance sheet of each Fund,

•	any additional information about the financial condition of the Company or any Fund that GEID may reasonably request from time to time.

The Company authorizes GEID to use any prospectuses contained in the Registration Statement in the forms furnished form time to time to GEID, and agrees to furnish such quantities of prospectuses as GEID may reasonably request.

Neither GEID nor any other person is authorized by the Company to give any information or to make any representations, other than those contained in the Registration Statement or in any sales literature approved by the Company.

1.14 The Company represents that the Registration Statement has been carefully prepared in conformity with the requirements of the 1933 Act, 1940 Act and the respective rules and regulations thereunder, including Form N-1A. The Company represents and warrants that: (a) the Registration Statement contains all statements required to be made therein in conformity with the 1933 Act and rules thereunder, and (b) all statements of fact contained in the Registration Statement are true and correct in all material respects and do not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

To the extent it believes necessary or advisable, the Company may propose from time to time such amendment or amendments to the Registration Statement and such supplement or supplements to prospectuses therein. In the event that GEID makes a written request to the Company to amend the Registration Statement or supplement a prospectus and the Company does not (or cannot) comply with such request within 15 days, then GEID may terminate this Agreement in accordance with the requirements of Section 4 of this Agreement or decline to make offers of Shares until the requested amendment(s) or supplements are prepared and become effective. The Company will make every reasonable effort to notify GEID reasonably far in advance of making any amendment to the Registration Statement or supplementing any prospectus contained therein.

1.15 No Shares may be offered by GEID or the Company under any of the provisions of this Agreement, and no orders for the purchase or sale of Shares pursuant to this Agreement will be accepted by the Company, if and so long as the effectiveness of the Registration Statement is suspended under any of the provisions of the 1933 Act or if and so long as a current prospectus as required by Section 10 of the 1933 Act is not on file with the Securities and Exchange Commission (“SEC”); provided, however, that nothing contained in this Section 1.15 will in any way restrict or have an application to or bearing upon the Company’s obligation to redeem its shares from any shareholder in accordance with the Registration Statement and the 1940 Act. Notwithstanding the foregoing, GEID may continue to offer Shares until it has been notified in writing of the occurrence of any of the foregoing events.

2.	Indemnification

2.1 The Company agrees promptly to notify GEID of the commencement of any litigation or proceedings against the Company or any of its officers or directors in connection with the issuance and sale of any Shares.

2.2 The Company agrees to indemnify and hold GEID, its several officers and directors, and any person who controls GEID within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending those claims, demands or liabilities and any counsel fees incurred in connection with them) that GEID, its officers and directors, or the controlling person may incur under the 1933 Act or under common law or otherwise, arising out of or based upon any untrue statement, or alleged untrue statement, of a material fact contained in the Registration Statement (including any prospectus therein) or arising out of or based upon any omission, or alleged omission, to state a material fact required to be stated in the Registration Statement (or in a prospectus) or necessary to make the statements in either not misleading; provided, however, that the Company’s agreement to indemnify GEID, its officers and directors, and the controlling person will not be deemed to cover any claims, demands, liabilities or expenses arising out of any untrue statement or alleged untrue statement or omission or alleged omission in the Registration Statement (or a prospectus) made in reliance upon and in conformity with written information furnished to the Company by GEID specifically for use in the preparation of the Registration Statement.

2.3 The Company’s agreement to indemnify GEID, its officers and directors, and any controlling person, described in section 2.2, is expressly conditioned upon the Company’s being notified of any action brought against GEID, its officers or directors, or any controlling person, such notification to be given by letter or by electronic mail addressed to the Company at its principal office in Stamford, Connecticut within ten days after the summons or other first legal process is served. The failure to notify the Company in this manner of any such action will relieve the Company from any liability that the Company may have to the person against whom the action is brought by reason of any such untrue, or alleged untrue, statement or omission, or alleged omission, otherwise than on account of the Company’s indemnity agreement contained in this Section 2.

2.4 The Company will be entitled to assume the defense of any suit brought to enforce any claim, demand or liability contemplated by this Section 2, but, in such case, the defense will be conducted by counsel of good standing chosen by the Company and approved by GEID (who will not, except with the consent of GEID, be counsel to the Company). In the event the Company elects to assume the defense of any such suit and retain counsel of good standing approved by GEID, the defendant or defendants in the suit will bear the fees and expenses of any additional counsel retained by any of them; but in case the Company does not elect to assume the defense of any such suit, or in case GEID does not approve of counsel chosen by the Company, the Company will reimburse GEID, its officers and directors, or the controlling person or persons named as defendant or defendants in the suit, for the fees and expenses of any counsel retained by GEID or them.

2.5 The Company’s indemnification agreement contained in this Section 2 and the Company’s representations and warranties in this Agreement will remain operative and in full force and effect regardless of any investigation made by or on behalf of GEID, its officers and directors, or any controlling person, and will survive the delivery of any Shares. The Company’s agreement of indemnity will inure exclusively to GEID’s benefit, to the benefit of its several officers and directors, and their respective estates, and to the benefit of any controlling persons and their successors, except that the Company will not be obligated to indemnify any entity or person pursuant to this Section 2 against any liability to which GEID, its officers and directors, or any controlling person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in performance of, or reckless disregard of, the obligations and duties set forth in this Agreement.

2.6 GEID agrees to indemnify and hold the Company, its several officers and directors, and any person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending those claims, demands or liabilities and any counsel fees incurred in connection with them) that the Company, its officers or directors, or the controlling person, may incur under the 1933 Act, or under common law or otherwise, but only to the extent that the liability or expense incurred by the Company, its officers or directors, or the controlling person resulting from the claims or demands arise out of or are based upon any untrue, or alleged untrue statement of a material fact contained in information furnished in writing by GEID to the Company specifically for use in the Registration Statement and used in the Company’s answers to any of the items of the Registration Statement (or in the prospectuses contained therein), or arise out of or are based upon any omission, or alleged omission, to state a material fact in connection with the information furnished in writing by GEID to the Company and required to be stated in the answers or necessary to make the information not misleading.

2.7 GEID’s agreement to indemnify the Company, its officers and directors, and any controlling person under this Section 2 is expressly conditioned upon GEID being notified of any action brought against the Company, its officers or directors, or any controlling person, such notification to be given by letter or electronic mail addressed to GEID at its principal office in Stamford, Connecticut and sent to GEID by the person against whom the action is brought, within ten days after the summons or other first legal process is served. The failure to notify GEID of any such action will not relieve GEID from any liability that GEID may have to the Company, its officers or directors, or to the controlling person otherwise than on account of GEID’s indemnity agreement contained in this Section 2.

2.8 GEID will have the right to control the defense of any action contemplated by this Section 2, with counsel of its own choosing, satisfactory to the Company, unless the action referred to in Section 2.7 is not based solely upon an alleged misstatement or omission on GEID’s part. In such event, the Company, its officers or directors or the controlling person will each have the right to participate in the defense or preparation of the defense of the action.

2.9 GEID will not be obligated to indemnify any entity or person pursuant to this Section 2 against any liability to which the Company, its officers and directors, or any controlling person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in performance of, or reckless disregard of, the obligations and duties set forth in this Agreement.

2.10 The Company agrees to advise GEID immediately in writing:

•	of any request by the SEC for amendments to the Registration Statement (or a prospectus) or any additional information regarding the Company or any of its series,

•	of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceeding for that purpose,

•

of the happening of any event that makes untrue any statement of a material fact made in the Registration Statement (or in a prospectus) or that requires the making of any change in the Registration Statement (or prospectus) in order to make the statements therein not misleading, and

•	of all actions of the SEC with respect to any amendments to the Registration Statement (or a prospectus) that may from time to time be filed with the SEC.

3.	Amendment

This Agreement may be amended by the parties only if the amendment is specifically approved by: (a) the Board of Directors of the Company, or by the vote of a majority of outstanding voting Shares of the Company, and (b) a majority of those directors of the Company who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any party cast in person at a meeting called for the purpose of voting on the approval.

4.	Term

This Agreement will become effective as of March 12, 2008 and thereafter will continue automatically for successive annual periods, as long as its continuance is specifically approved at least annually: (a) by the Board of Directors of the Company, or (b) by a vote of a majority (as defined in the 1940 Act) of the Company’s outstanding voting Shares, provided that in either event the continuance is also approved by a majority of the directors who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any party by vote cast in person at a meeting called for the purpose of voting on the approval. This Agreement is terminable without penalty: (a) on not less than 60 days’ notice (i) by action of the directors who are not interested persons (as defined in the 1940 Act) of the Company, or (ii) by the vote of holders of a majority of the Shares, or (b) upon not less than 60 days’ written notice by GEID.

5.	Miscellaneous

5.1 Successors and Assigns. This Agreement shall be binding upon the parties hereto, but not upon their transferees, successors and assigns.

5.2 Assignment. This Agreement shall terminate in the event of its assignment by either party.

5.3 Intended Beneficiaries. No provision of this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. The Agreement is intended for the exclusive benefit of the parties hereto.

5.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall together constitute one and the same instrument.

5.5 Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the state of New York, without reference to the conflict of laws principles thereof.

5.6 Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been part of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GE INVESTMENT DISTRIBUTORS, INC.		GE INVESTMENTS FUNDS, INC.

By:	/S/ Joseph M. Connors	By:	/S/ Michael J. Cosgrove
Name:	Joseph Connors	Name:	Michael J. Cosgrove
Title:	President	Title:	President

Schedule A

U.S. Equity Fund

Premier Growth Equity Fund

Core Value Equity Fund

Mid-Cap Equity Fund

Small-Cap Equity Fund

International Equity Fund

Emerging Markets Fund

Income Fund

Real Estate Securities Fund

A-1